Exhibit 99.1

TerraForm Power Reports First Quarter 2018 Results

BETHESDA, Md., May. 1, 2018 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the three months ended March 31, 2018. For the first quarter of 2018, TerraForm Power’s results were significantly improved with CAFD of $23 million, compared with $19 million in the first quarter of 2017. Excluding the one-time impact of outages related to the Raleigh wind facility, CAFD was $29 million.

Recent Highlights

•
In advanced negotiations with an original equipment manufacturer to provide a full-wrap, long-term service contract covering all of our wind fleet that features a fixed price that is consistent with our business plan and attractive availability guarantees; contract execution expected in the coming weeks

•
Received regulatory approval to launch an accretive tender offer to acquire 100% of Saeta Yield (“Saeta”), a European renewable power company with 1,000 Megawatts (“MW”) of recently constructed wind and solar assets

•	Declared a Q2 2018 dividend of $0.19 per share, implying $0.76 per share on an annual basis

Results

$ in millions, except per share amounts	3 Months Ended 3/31/2018	3 Months Ended 3/31/2017
Generation (GWh) [1]	1,834	1,982
Net Loss	$(76)	$(56)
Earnings (Loss) per Share [2]	0.56	(0.37)
Adj. EBITDA [3]	96	103
CAFD [3]	23	19
per Share [3,4]	0.16	0.14

Results (excluding impact of outages related to Raleigh)

$ in millions, except per share amounts	3 Months Ended 3/31/2018	3 Months Ended 3/31/2017
Adj. EBITDA [3,5]	$102	$103
CAFD [3,5]	29	19
per Share [3,4,5]	0.20	0.14

1 Amount in 2017 is adjusted for sale of our UK and Residential portfolios.
2 Earnings per share for the three months ended March 31, 2018 includes the impact of a $145.0 million net loss allocated to non-controlling interests resulting from changes in tax rates effective January 1, 2018.
3 Non-GAAP measures. See “Calculation and Use of Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures” sections. Amounts in 2017 adjusted for sale of our UK and Residential portfolios.
4 Diluted earnings (loss) per share is calculated based on the net income (loss) attributable to Class A common stockholders divided by the weighted average number of shares outstanding. CAFD per share calculated on shares outstanding of Class A common stock and Class B common stock on March 31. For the three months ended March 31, 2018, Class A common stock shares outstanding totaled 148.1 million (three months ended March 31, 2017: 92.2 million). For three months ended March 31, 2018, there were no Class B common stock shares outstanding (three months ended March 31, 2017: 48.2 million).
5 Excluding the impact of outages related to Raleigh.

“We have made significant progress in executing our business plan, which is resilient to macroeconomic factors and capital market volatility,” said John Stinebaugh, CEO of TerraForm Power. “After closing the Saeta acquisition this summer, our growth over the next five years will be driven primarily by executing our cost savings plan, accretion from the acquisition and organic growth initiatives, with limited need to issue equity.”

Growth Initiatives

Over the past few months, we have made significant progress executing an outsourcing agreement for all of our wind fleet. We are currently in advanced negotiations with an original equipment manufacturer to provide a full-wrap, long-term service agreement (“LTSA”). The scope of the LTSA would include comprehensive wind turbine operations and maintenance (O&M) as well as other balance of plant services for a term of 10 years, with flexibility to terminate early. The agreement would also lock in pricing and provide availability guarantees that are consistent with our business plan. We anticipate finalizing the agreement within the next few weeks. While we expect a modest amount of transition costs in order to implement the agreement, we should begin realizing cost savings in the second half of 2018. Combined with the $10 million in cost savings we expect to achieve on a run rate basis by the end of the second quarter, we are confident we will realize approximately $25 million in annual cost savings over the next two to three years.

In April, we received approval from Spain’s National Securities Market Commission (CNMV) of the prospectus for our tender offer to acquire Saeta, including approval of our €12.20 per share offer price as a fair price for a delisting tender offer. Saeta is a European renewable power company with 1,000 MW of wind and solar capacity that has an average remaining life in excess of 23 years. It has historically produced very stable cashflow, with an average contract and/or regulatory life of approximately 14 years. Commencing this week, we will launch a voluntary tender offer to acquire 100% of Saeta, which is supported by irrevocable commitments to purchase over 50% of Saeta’s shares. To the extent we acquire over 90% of Saeta’s shares in the voluntary offer, we will immediately proceed with a merger to acquire the remainder of Saeta. If we acquire less than 90% of Saeta’s shares, we will be able to delist Saeta’s shares by means of a purchase order at the approved price of €12.20 per share, which we anticipate launching shortly after the close of the voluntary offer. In either case, we are very confident we will acquire the vast majority of Saeta’s shares through tender offers by mid-summer.

Since February, it has become apparent to us that the volatility in the capital markets will likely continue for some period of time. As a result, we believe that it is prudent to consider increasing the equity to fund the Saeta transaction from $400 million up to $650 million, which is consistent with our initial underwriting and target returns. If we do so, we believe this would further strengthen our balance sheet and ensure that we have ample access to liquidity. The remainder of the ~$1.2 billion purchase price would be funded with ~$350 million in non-recourse debt raised from TerraForm Power’s unencumbered assets and ~$200 million of cash released from Saeta’s balance sheet. With the incremental equity, the Saeta acquisition would still be very accretive to TerraForm Power’s CAFD per share, and we expect our proforma corporate debt-to-cash flow ratio will decline to within our 4.0x to 5.0x goal, furthering our long-term plan to establish an investment grade rating. With a strong balance sheet and nearly $1 billion of available liquidity under committed facilities after the acquisition closes, we would be well-positioned to make opportunistic acquisitions in this period of market turbulence should they arise.

In addition to opportunistic acquisitions such as Saeta, we are looking for ways to take advantage of investment opportunities within our existing portfolio and to build our pipeline of organic growth opportunities. We are in late stage negotiations to acquire a 6 MW portfolio of operating distributed solar generation assets located in California and New Jersey pursuant to a right of first offer (“ROFO”) associated with a prior acquisition. Expected returns are at the high end of our target range with potential upside from executing our business plan. We have a ROFO on an additional 15 MW of operating distributed solar assets with the same seller, which we may be able to exercise in phases over the next 9-18 months.

We are also progressing a number of opportunities to establish relationships with developers in North America and Europe whereby we may provide capital to fund their pipeline of shovel-ready development projects and add-on acquisitions. We are in discussions with a renewable power developer in Europe in which we would commit capital to fund a strategy to consolidate small, regulated solar facilities in Spain. We are targeting returns on this program that would be accretive to our target return for Saeta.

Operations

In mid-January, the failure of a single faulty blade caused the collapse of a tower at our Raleigh wind facility in Dillon, Ontario. While the incident did not cause any injuries or impact the broader community, it reduced our CAFD for the quarter by approximately $6 million. In order to determine the root cause of the blade failure, we removed from service all 70 turbines at Raleigh and Bishop Hill that utilize the same blades. After a thorough investigation and rigorous inspections of the blades, all turbines were returned to service between mid-March and the end of April.

Excluding outages related to Raleigh, our fleetwide performance was in-line with the same period in the prior year. In addition to the wind outsourcing agreement, we are making progress on our plan to enhance availability at our solar sites. We are in the process of evaluating each of our solar assets that have below average availability to determine the root cause of the underperformance. This will result in a performance improvement plant that should increase availability to our target of 97% and enhance the cash flow of our solar fleet. Finally, the replacement of the battery energy storage system (BESS) at one of our wind farms in Maui is progressing on scope, schedule and budget.

Financial Results

Beginning this quarter, we will report CAFD using the definition that we disclosed last year, which we believe will provide a more meaningful measure for investors to evaluate our financial performance and our ability to pay dividends. As compared to preceding periods, CAFD has been revised to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures made during the quarter with the average long-term sustaining capital expenditures necessary to maintain the reliability and efficiency of our assets, and (iii) levelize debt service payments paid during the year rather than including the cash principal and interest payments made during a given quarter. For consistency purposes, we will also begin reclassifying into Adjusted EBITDA certain capital expenditures that we expect will be covered under our long-term service agreement and will be reported as O&M expense, prospectively. As a result of these changes, we expect less volatility in our quarterly CAFD than in previous years.

During the first quarter, our portfolio performed broadly in-line with expectations, excluding the impact of the outages related to Raleigh, delivering Adjusted EBITDA and CAFD of $102 million and $29 million, respectively. This represents a decrease in Adjusted EBITDA of $1 million but an increase of CAFD of $10 million compared to the same period last year. The decrease in Adjusted EBITDA was largely attributable to the transmission outage at Bishop Hill, which was partially offset by stronger resource at our utility scale solar facilities compared with the same period in the prior year. The increase in CAFD resulted from reduced interest expense that more than offset the decline in Adjusted EBITDA. Interest savings were driven by the attractive senior note, term loan B and corporate revolver refinancings completed in Q4 2017 as well as lower debt balances. For the first quarter, our total operating expenses on an annualized basis were $181 million, compared to total operating expenses of $191 million in 2017. The $10 million reduction reflects efficiencies from our organization structure and other cost savings initiatives. Deducting the nonrecurring lost revenue of $6 million related to Raleigh, Adjusted EBITDA was $96 million and CAFD was $23 million, representing a decline of $7 million, and an increase of $4 million for the quarter, respectively, compared to the same period in the prior year. We also recorded a non-cash asset impairment charge of $15 million due to the rejection of a Solar Renewable Energy Credit (“SREC”) contract with First Energy Solutions, which recently filed for bankruptcy.

Note that we have also enhanced our supplemental reporting package to better facilitate the assessment of our business by investors. Going forward, we will be providing an estimate of long-term average annual generation (LTA) by segment, which is defined as energy at the point of delivery, net of all recurring losses and constraints. Our LTA represents the level of production we expect to achieve by 2019 as we improve the performance of our fleet. In the short-term, we recognize that wind and irradiance conditions will vary from one period to the next. However, we expect our facilities will produce in-line with their long-term averages over time. We believe that comparing actual generation levels against LTA will enable investors to better assess the impact of an important factor that affects our business results.

Announcement of Quarterly Dividend

TerraForm Power today announced that, on April 30, 2018, its Board declared a quarterly dividend with respect to TerraForm Power’s Class A common stock of $0.19 per share. The dividend is payable on June 15, 2018, to shareholders of record as of June 1, 2018. This dividend represents TerraForm Power’s second dividend payment under Brookfield’s sponsorship.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S., totaling more than 2,600 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $285 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2018 First Quarter Results as well as the Letter to Shareholders and Supplemental Information on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on May 2, 2018 at 9:00 a.m. Eastern Time at https://edge.media-server.com/m6/p/ty7ocvs7, or via teleconference at 1-844-464-3938 toll free in North America. For overseas calls please dial 1-765-507-2638, at approximately 8:50 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of cash available for distribution (CAFD), dividend growth, cost savings initiatives, earnings, Adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to: risks related to the transition to Brookfield Asset Management Inc. sponsorship, including our ability to realize the expected benefits of the sponsorship; risks related to wind conditions at our wind assets or to weather conditions at our solar assets; risks related to the effectiveness of our internal controls over financial reporting; pending and future litigation; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional and renewable energy companies; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; risks related to the proposed relocation of the Company’s headquarters; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to the expected timing and likelihood of completion of the tender offer for the shares of Saeta Yield, S.A., including the timing or receipt of any governmental approvals; risks related to our financing of the tender offer for the shares of Saeta Yield, S.A., including our ability to issue equity on terms that are accretive to our shareholders and our ability to implement our permanent funding plan; our ability to successfully identify, evaluate and consummate acquisitions; and our ability to integrate the projects we acquire from third parties, including Saeta Yield, S.A., or otherwise and realize the anticipated benefits from such acquisitions.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in our Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as additional factors we may describe from time to time in other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Operating revenues, net	$127,547	$151,135
Operating costs and expenses:
Cost of operations	37,323	34,338
Cost of operations - affiliate	—	5,598
General and administrative expenses	24,284	36,725
General and administrative expenses - affiliate	3,474	1,419
Acquisition and related costs	3,685	—
Impairment of renewable energy facilities	15,240	—
Depreciation, accretion and amortization expense	65,590	60,987
Total operating costs and expenses	149,596	139,067
Operating (loss) income	(22,049)	12,068
Other expenses:
Interest expense, net	53,554	68,312
Loss on foreign currency exchange, net	891	587
Other expenses, net	849	360
Total other expenses, net	55,294	69,259
Loss before income tax benefit	(77,343)	(57,191)
Income tax benefit	(976)	(918)
Net loss	(76,367)	(56,273)
Less: Net (loss) income attributable to redeemable non-controlling interests	(2,513)	835
Less: Net loss attributable to non-controlling interests	(157,087)	(25,339)
Net income (loss) attributable to Class A common stockholders	$83,233	$(31,769)

Weighted average number of shares:
Class A common stock - Basic	148,139	92,072
Class A common stock - Diluted	148,166	92,072

Earnings (loss) per share:
Class A common stock - Basic and diluted	$0.56	$(0.37)

Dividends declared per share:
Class A common stock	$0.19	$—

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$157,833	$128,087
Restricted cash	51,987	54,006
Accounts receivable, net	70,346	89,680
Prepaid expenses and other current assets	43,473	65,393
Due from affiliates	4,856	4,370
Total current assets	328,495	341,536

Renewable energy facilities, net, including consolidated variable interest entities of $3,238,105 and $3,273,848 in 2018 and 2017, respectively	4,719,808	4,801,925
Intangible assets, net, including consolidated variable interest entities of $810,724 and $823,629 in 2018 and 2017, respectively	1,057,557	1,077,786
Restricted cash	43,577	42,694
Other assets	109,344	123,080
Total assets	$6,258,781	$6,387,021

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $80,564 and $84,691 in 2018 and 2017, respectively	$413,249	$403,488
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $40,109 and $34,199 in 2018 and 2017, respectively	107,439	88,538
Deferred revenue	1,807	17,859
Due to affiliates	3,369	3,968
Total current liabilities	525,864	513,853

Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $831,074 and $833,388 in 2018 and 2017, respectively	3,181,122	3,195,312
Deferred revenue, less current portion	13,134	38,074
Deferred income taxes	16,839	18,636
Asset retirement obligations, including consolidated variable interest entities of $98,812 and $97,467 in 2018 and 2017, respectively	153,557	154,515
Other long-term liabilities	38,155	37,923
Total liabilities	3,928,671	3,958,313

Redeemable non-controlling interests	50,760	58,340
Stockholders' equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 148,586,447 shares issued and 148,086,027 shares outstanding in 2018 and 2017	1,486	1,486
Additional paid-in capital	1,841,692	1,866,206
Accumulated deficit	(290,818)	(398,629)
Accumulated other comprehensive income	30,360	48,018
Treasury stock, 500,420 shares in 2018 and 2017	(6,712)	(6,712)
Total TerraForm Power, Inc. stockholders' equity	1,576,008	1,510,369
Non-controlling interests	703,342	859,999
Total stockholders' equity	2,279,350	2,370,368
Total liabilities, redeemable non-controlling interests and stockholders' equity	$6,258,781	$6,387,021

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(76,367)	$(56,273)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	65,590	60,987
Amortization of favorable and unfavorable rate revenue contracts, net	9,817	9,827
Impairment of renewable energy facilities	15,240	—
Amortization of deferred financing costs and debt discounts	2,684	4,639
Unrealized loss (gain) on commodity contract derivatives, net	2,148	(2,231)
Recognition of deferred revenue	(464)	(3,987)
Stock-based compensation expense	—	2,509
Unrealized loss on foreign currency exchange, net	779	748
Deferred taxes	(882)	639
Other, net	2,907	(22)
Changes in assets and liabilities:
Accounts receivable	(6,410)	(10,982)
Prepaid expenses and other current assets	15,390	7,024
Accounts payable, accrued expenses and other current liabilities	18,527	19,858
Due to affiliates	(599)	—
Deferred revenue	368	186
Other, net	3,361	2,306
Net cash provided by operating activities	52,089	35,228
Cash flows from investing activities:
Capital expenditures	(2,720)	(2,076)
Proceeds from reimbursable interconnection costs	4,084	—
Net cash provided by (used in) investing activities	1,364	(2,076)
Cash flows from financing activities:
Revolving credit facility draws	52,000	—
Revolving credit facility repayments	(42,000)	(5,000)
Borrowings of non-recourse long-term debt	—	79,835
Principal payments on Term Loan and non-recourse long-term debt	(9,556)	(11,870)
Debt financing fees	(2,134)	(2,791)
Contributions from non-controlling interests in renewable energy facilities	7,685	6,935
Distributions to non-controlling interests in renewable energy facilities	(5,786)	(9,692)
Due to/from affiliates, net	3,214	(4,841)
SunEdison investment	—	7,371
Payment of dividend	(28,008)	—
Net cash (used in) provided by financing activities	(24,585)	59,947
Net increase in cash, cash equivalents and restricted cash	28,868	93,099
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	—	19,440
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(258)	(471)
Cash, cash equivalents and restricted cash at beginning of period	224,787	682,837
Cash, cash equivalents and restricted cash at end of period	$253,397	$794,905

Reconciliation of Non-GAAP Measures

Adjusted Revenue, Adjusted EBITDA and CAFD are supplemental non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these non-GAAP measures may not necessarily be the same as those used by other companies. These non-GAAP measures have certain limitations, which are described below, and they should not be considered in isolation. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.
Calculation of Non-GAAP Measures
We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items including unrealized gain/loss on derivatives, amortization of favorable and unfavorable rate revenue contracts, net and other non-cash revenue items.
We define Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash general and administrative costs, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or operating performance, as described further below.
We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (ii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iii) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (iv) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.
As compared to the preceding period, we revised our definition of CAFD to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures payment made in the year with the average annualized long-term sustaining capital expenditures to maintain reliability and efficiency of our assets, and (iii) annualized debt service payments. We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends. For items presented on an annualized basis, we will present actual cash payments as a proxy for an annualized number until the period commencing January 1, 2018.
Furthermore, to provide investors with the most appropriate measures to assess the financial and operating performance of our existing fleet and the ability to pay dividends in the future, we have excluded results associated with our UK solar and Residential portfolios, which were sold in 2017, from Adjusted Revenue, Adjusted EBITDA and CAFD reported for all periods presented.
Use of Non-GAAP Measures
We disclose Adjusted Revenue because it presents the component of our operating revenue that relates to the energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating the performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.
We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for non-cash impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.
We disclose CAFD because we believe cash available for distribution is useful to investors in evaluating our operating performance and because securities analysts and other stakeholders analyze CAFD as a measure of our financial and operating performance and our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.
The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.
In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.
The following tables present a reconciliation of Operating Revenues to Adjusted Revenue and net loss to Adjusted EBITDA to CAFD and has been adjusted to exclude asset sales in the UK and Residential portfolios:

	Three Months Ended March 31
(in thousands)	2018	2017
Adjustments to reconcile operating revenues, net to adjusted revenue
Operating revenues, net	$127,547	$151,135
Unrealized (gain) loss on commodity contract derivatives, net (a)	2,148	(2,231)
Amortization of favorable and unfavorable rate revenue contracts, net (b)	9,817	9,827
Other non-cash items (c)	(416)	(3,433)
Adjustment for Asset Sales	—	(6,596)
Adjusted revenue	$139,096	$148,702
Direct operating costs (d)	(43,383)	(45,738)
Settled FX gain (loss)	(112)	161
Adjusted EBITDA	$95,601	$103,125
Non-operating general and administrative expenses (e)	(18,065)	(25,374)
Stock-based compensation expense	—	(2,509)
Acquisition and related costs	(3,685)	—
Depreciation, accretion and amortization expense (f)	(75,406)	(70,814)
Impairment charges	(15,240)	—
Interest expense, net	(53,554)	(68,312)
Income tax benefit	976	918
Adjustment for asset sales	—	3,147
Other non-cash or non-operating items (g)	(6,994)	3,546
Net loss	($76,367)	($56,273)

(in thousands)	Three Months Ended March 31
Reconciliation of adjusted EBITDA to CAFD	2018	2017
Adjusted EBITDA	$95,601	$103,125
Fixed management fee	(2,500)	—
Variable management fee	(787)	—
Adjusted interest expense (h)	(49,508)	(60,011)
Levelized principal payments (i)	(24,350)	(24,810)
Cash distributions to non-controlling interests (j)	(4,737)	(9,602)
Sustaining capital expenditures (k)	(1,850)	(244)
Adjustment for asset sales	—	(134)
Other (l)	10,722	10,940
Cash available for distribution (CAFD) (m)	$22,591	$19,264

a)
Represents unrealized loss (gain) on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

b)	Represents net amortization of purchase accounting intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

c)	Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.

d)	In the three months ended March 31, 2017, reclassifies $2.3 million wind sustaining capital expenditure into direct operating costs, which will be covered under a new Full Service Agreement.

e)
Pursuant to the management services agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three months ended March 31, 2017, we accrued $0.4 million of costs incurred for management and administrative services that were provided by SunEdison under the Management

Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. These items include extraordinary costs and expenses related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. The Company’s normal general and administrative expenses, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net income (loss) to Adjusted EBITDA ($ in millions):

Q1 2018	Q1 2017
$7 M	$9 M

f)	Include reductions (increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.

g)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, loss on disposal of renewable energy facilities, and wind sustaining capital expenditure previously reclassified.

h)
Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Unaudited Condensed Consolidated Statement of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q1 2018	Q1 2017
Interest expense, net	($54)	($68)
Amortization of deferred financing costs and debt discounts	3	5
Adjustment for asset sales	—	4
Other	1	(1)
Adjusted interest expense	($50)	($60)

i)	Represents levelized project-level and other principal debt payments to the extent paid from operating cash.

j)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Unaudited Condensed Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months ended March 31, 2018 and 2017 is as follows:

$ in millions	Q1 2018	Q1 2017
Distributions to non-controlling interests	($6)	($10)
Adjustment for non-operating cash distributions	1	—
Cash distributions to non-controlling interests, net	($5)	($10)

k)	Represents long-term average sustaining capex starting in 2018 to maintain reliability and efficiency of the assets.

l)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), and releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants.

m)
CAFD in 2017 was recast as follows to present the levelized principal payments and adjusted interest expense in order to reduce volatility in reported CAFD. In the twelve months ended December 31, 2017, CAFD remained $88 million as reported previously.

$ in millions	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2017
Cash available for distribution (CAFD) before debt service reported	$104	$120	$106	$91	$421
Levelized principal payments	(25)	(25)	(25)	(24)	(99)
Adjusted interest expense	(60)	(61)	(63)	(50)	(234)
Cash available for distribution (CAFD), recast	$19	$34	$18	$17	$88